Exhibit 4.11
AMENDED AND RESTATED PLEDGE AGREEMENT
          PLEDGE AGREEMENT dated as of November 17, 2006 and amended and restated as of March 2, 2009 among HCA Inc., a Delaware corporation (the “Company”), each of the Subsidiaries of the Company listed on the signature pages hereto or that becomes a party hereto pursuant to Section 9 hereof (each such Subsidiary being a “Subsidiary Pledgor” and, collectively, the “Subsidiary Pledgors”; the Subsidiary Pledgors and the Company are referred to collectively as the “Pledgors”) and Bank of America, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”) for the benefit of the First Lien Secured Parties (as defined below).
W I T N E S S E T H:
          WHEREAS, the Borrowers (as defined below) are party to the Credit Agreement, dated as of November 17, 2006 (as amended February 16, 2007, as further amended March 2, 2009 and as the same may be further amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among the Company, HCA UK Capital Limited, a limited liability company (company no. 04779021) formed under the laws of England and Wales (the “European Subsidiary Borrower” and together with the Company, the “Borrowers”), the lenders or other financial institutions or entities from time to time parties thereto (the “Lenders”) and Bank of America, N.A., as Administrative Agent and as Collateral Agent;
          WHEREAS, the Borrowers are party to the Amended and Restated Security Agreement dated as of the date hereof, (as the same may be further amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Security Agreement”) among the Parent Borrower, the Subsidiary Pledgors and the Collateral Agent;
          WHEREAS, (a) pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrowers and the Letter of Credit Issuer has agreed to issue Letters of Credit for the account of the Company and the Restricted Subsidiaries upon the terms and subject to the conditions set forth therein, (b) one or more Cash Management Banks or Hedge Banks may from time to time enter into Secured Cash Management Agreements or Secured Hedge Agreements with the Company and/or its Subsidiaries and (c) the Borrowers may incur Additional First Lien Obligations from time to time to the extent permitted by the Credit Agreement and each Additional First Lien Agreement (any extensions of credit to the Borrowers as described in clauses (a), (b) or (c), collectively, the “Extensions of Credit”);
          WHEREAS, pursuant to the U.S. Guarantee dated as of the November 17, 2006, each Subsidiary Grantor party thereto has unconditionally and irrevocably guaranteed, as primary obligor and not merely as surety, to the Collateral Agent for the benefit of the Secured Parties (as defined in the Credit Agreement) the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the “Obligations” (as such term is defined in the Credit Agreement);
          WHEREAS, each Subsidiary Pledgor may also unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, for the benefit of the First Lien Secured Parties under any Additional First Lien Agreement, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Additional First Lien Obligations;
          WHEREAS, each Subsidiary Pledgor is a Domestic Subsidiary and may be a guarantor of the Additional First Lien Obligations;
          WHEREAS, the proceeds of the Extensions of Credit have been or will be used, as the case may be, in part to enable valuable transfers to the Subsidiary Pledgors in connection with the operation of their respective businesses;
          WHEREAS, each Pledgor acknowledges that it has derived or will derive, as the case may be, substantial direct and indirect benefit from the making of the Extensions of Credit;
          WHEREAS, as a condition precedent to the obligation of the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement, the Company and the Subsidiary Pledgors executed and delivered a Pledge Agreement to the Collateral Agent for the benefit of the Secured Parties dated as of November 17, 2006 (the “Original Pledge Agreement”);
          WHEREAS, it is a condition precedent to Amendment No. 2 to the Credit Agreement that the Grantors enter into this Amended and Restated Pledge Agreement for the benefit of the First Lien Secured Parties; and
          WHEREAS, (a) the Pledgors were, as of the date of the Original Pledge Agreement, the legal and beneficial owners of the Equity Interests described in Schedule 1 hereto and issued by the entities named therein (the pledged Equity Interests are, together with any Equity Interests of the issuer of such Equity Interests or any other Subsidiary directly held by any Pledgor following the date of the Original Pledge Agreement, in each case, except to the extent excluded from the Collateral for the applicable First Lien Obligations pursuant to the last paragraph of Section 2 below (the “After-acquired Shares”), referred to collectively herein as the “Pledged Shares”) and (b) each of the Pledgors was, as of the date of the Original Pledge Agreement, the legal and beneficial owner of the Indebtedness described in Schedule 1 hereto (together with any other Indebtedness owed to any Pledgor following the date of the Original Pledge Agreement and required to be pledged pursuant to Section 9.12(a) of the Credit Agreement or the equivalent provisions of any Additional First Lien Agreement, the “Pledged Debt”);
          NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent, the Lenders and the Letter of Credit Issuer to enter into Amendment No. 2 to the Credit Agreement and to induce the respective Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement and to induce one or more Lenders or affiliates of Lenders to enter into Secured Cash

Management Agreements and Secured Hedge Agreements with the Company and/or its Subsidiaries and to induce the holders of any Additional First Lien Obligations to make their respective Extensions of Credit thereunder, the Pledgors hereby agree with the Collateral Agent, for the benefit of the First Lien Secured Parties, to amend and restate the Original Pledge Agreement as follows:
          1. Defined Terms.
          (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement as in effect on the date hereof.
          (b) Unless otherwise defined herein or in the Credit Agreement, terms defined in the Security Agreement shall have the meanings given to them in the Security Agreement.
          (c) “Proceeds” and any other term used herein or in the Credit Agreement without definition that is defined in the UCC has the meaning given to it in the UCC.
          (d) “Additional First Lien Agreement” shall mean any indenture, credit agreement or other agreement, if any, pursuant to which any Pledgor has or will incur Additional First Lien Obligations; provided that, in each case, the Indebtedness thereunder has been designated as Additional First Lien Obligations pursuant to and in accordance with Section 8.17 of the Security Agreement.
          (e) “Additional First Lien Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Pledgor arising under any Additional First Lien Agreement including, without limitation, Future Secured Notes, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Pledgor or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, in each case, that have been designated as Additional First Lien Obligations pursuant to and in accordance with Section 8.17 of the Security Agreement.
          (f) “Applicable First Lien Representative” shall mean the “Applicable Authorized Representative” as defined in the First Lien Intercreditor Agreement; provided that prior to the First Lien Intercreditor Effective Date, the Applicable First Lien Representative shall be deemed to be the Administrative Agent.
          (g) “Collateral” shall have the meaning provided in Section 2.
          (h) “Credit Party” shall mean each of the Borrowers, the Subsidiary Pledgors and each other Subsidiary of the Company that is a party to the Credit Agreement, any other Credit Document or any Additional First Lien Agreement.

          (i) As used herein, the term “Equity Interests” shall mean, collectively, Stock and Stock Equivalents.
          (j) “Event of Default” shall mean an “Event of Default” under and as defined in the Credit Agreement or any Additional First Lien Agreement.
          (k) “First Lien Intercreditor Agreement” shall mean the First Lien Intercreditor Agreement, substantially in the form of Annex D hereto, to be executed by the Collateral Agent, the Administrative Agent and the Authorized Representative of the holders of the first Future Secured Notes to be issued that constitute Additional First Lien Obligations hereunder.
          (l) “First Lien Intercreditor Effective Date” shall mean the date on which the First Lien Intercreditor Agreement is first executed and delivered by the Collateral Agent, the Administrative Agent and the Authorized Representative of the holders of the first Future Secured Notes to be issued that constitute Additional First Lien Obligations hereunder.
          (m) “First Lien Obligations” shall mean collectively, the Obligations (as such term is defined in the Credit Agreement) and the Additional First Lien Obligations.
          (n) “First Lien Secured Parties” shall man collectively, the “Secured Parties” (as such term is defined in the Credit Agreement) and, if any, the holders of Additional First Lien Obligations and any Authorized Representative with respect thereto.
          (o) As used herein, the term “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the First Lien Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions
          (p) References to “Lenders” in this Pledge Agreement shall be deemed to include Cash Management Banks that may from time to time enter into Secured Cash Management Agreements and Hedge Banks that may from time to time enter into Secured Hedge Agreements with the Company and/or its Subsidiaries.
          (q) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Pledge Agreement shall refer to this Pledge Agreement as a whole and not to any particular provision of this Pledge Agreement, and Section, subsection, clause and Schedule references are to Sections of this Pledge Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
          (r) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          (s) This Amended and Restated Pledge Agreement amends and restates the Original Pledge Agreement. The Obligations of the Pledgors under the Original Pledge Agreement and the grant of security interest in the Collateral by the Pledgors under the Original Pledge Agreement shall continue under this Amended and Restated Pledge Agreement, and shall not in any event be terminated, extinguished or annulled, but shall hereafter be governed by this Amended and Restated Pledge Agreement. All references to the Original Pledge Agreement in any Credit Document (other than this Amended and Restated Pledge Agreement) or other document or instrument delivered in connection therewith shall be deemed to refer to this Amended and Restated Pledge Agreement and the provisions hereof. It is understood and agreed that the Original Pledge Agreement is being amended and restated by entry into this Amended and Restated Pledge Agreement on the date hereof
          2. Grant of Security. Each Pledgor hereby transfers, assigns and pledges to the Collateral Agent, for the benefit of the First Lien Secured Parties, and grants to the Collateral Agent, for the benefit of the First Lien Secured Parties and confirms its prior grant to the Collateral Agent for the benefit of the First Lien Secured Parties of, a lien on and a security interest in (the “Security Interest”) all of such Pledgor’s right, title and interest in, to and under the following, whether now owned or existing or at any time hereafter acquired or existing (collectively, the “Collateral”):
     (a) the Pledged Shares held by such Pledgor and the certificates representing such Pledged Shares and any interest of such Pledgor in the entries on the books of the issuer of the Pledged Shares or any financial intermediary pertaining to the Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares.
     (b) the Pledged Debt and the instruments evidencing the Pledged Debt owed to such Pledgor, and all interest, cash, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Debt; and
     (c) to the extent not covered by clauses (a) and (b) above, respectively, all Proceeds of any or all of the foregoing Collateral. For purposes of this Pledge Agreement, the term “Proceeds” includes whatever is receivable or received when Collateral or Proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes Proceeds of any indemnity or guarantee payable to any Pledgor or the Collateral Agent from time to time with respect to any of the Collateral.
          Notwithstanding the foregoing, the Collateral for (i) the U.S. Obligations and the Additional First Lien Obligations shall not include any Excluded Stock and Stock Equivalents and (ii) the European Obligations shall not include any Excluded Stock and Stock Equivalents of the types described in clauses (i), (ii), (iv), (v) and (vi) of the definition of Excluded Stock and Stock Equivalents.

          (d) Notwithstanding anything to the contrary in this Section 2, the term Collateral, as it refers to the Collateral securing Additional First Lien Obligations, shall not include any Stock and other securities of a Subsidiary (excluding Healthtrust, Inc.—The Hospital Company, a Delaware corporation and its successors and assigns) to the extent that the pledge of such Stock and other securities would result in the Company being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary to not be subject to such requirement and only for so long as such requirement is in existence and only with respect to the relevant Additional First Lien Obligations affected; provided that neither the Company nor any Subsidiary shall take any action in the form of a reorganization, merger or other restructuring a principal purpose of which is to provide for the release of the Lien on any Stock pursuant to this clause (d). In addition, in the event that Rule 3-16 of Regulation S-X under the Securities Act of 1933, as amended (“Rule 3-16”) is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other Governmental Authority) of separate financial statements of any Subsidiary of the Company due to the fact that such Subsidiary’s Stock secures the Additional First Lien Obligations affected thereby, then the Stock of such Subsidiary will automatically be deemed not to be part of the Collateral securing the relevant Additional First Lien Obligations affected thereby but only to the extent necessary to not be subject to such requirement and only for so long as required to not be subject to such requirement. In such event, this Pledge Agreement may be amended or modified, without the consent of any First Lien Secured Party, to the extent necessary to release the Security Interests in favor of the Collateral Agent on the shares of Stock that are so deemed to no longer constitute part of the Collateral for the relevant Additional First Lien Obligations only. In the event that Rule 3-16 is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Stock to secure the Additional First Lien Obligations in excess of the amount then pledged without the filing with the SEC (or any other Governmental Authority) of separate financial statements of such Subsidiary, then the Capital Stock of such Subsidiary will automatically be deemed to be a part of the Collateral for the relevant Additional First Lien Obligations. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, nothing in this clause (d) shall limit the pledge of such Stock and other securities from securing the Obligations (as defined in the Credit Agreement) at all times or from securing any Additional First Lien Obligations that are not in respect of securities subject to regulation by the SEC.
          3. Security for Obligations. This Pledge Agreement secures the payment of all First Lien Obligations of each Credit Party. Without limiting the generality of the foregoing, this Pledge Agreement secures the payment of all amounts that constitute part of the First Lien Obligations and would be owed by any of the Credit Party to any of the First Lien Secured Parties under the Credit Documents or any Additional First Lien Agreement then in effect but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Credit Party.
          4. Delivery of the Collateral. All certificates or instruments, if any, representing or evidencing the Collateral shall be promptly delivered to and held by or on behalf of the Collateral Agent pursuant hereto to the extent required by the Credit Agreement or any Additional First Lien Agreement then in effect and shall be in suitable form for transfer by deli very, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time after the occurrence and during the continuance of an Event of Default and with notice to the relevant Pledgor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Pledged Shares. Each delivery of Collateral (including any After-acquired Shares) shall be accompanied by a notice to the Collateral Agent describing the securities theretofore and then being pledged hereunder.
          5. Representations and Warranties. Each Pledgor represents and warrants as follows:
     (a) Schedule 1 hereto (i) correctly represents as of the Closing Date (A) the issuer, the certificate number, the Pledgor and the record and beneficial owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Equity Interests and (B) the issuer, the initial principal amount, the Pledgor and holder, date of and maturity date of all Pledged Debt and (ii) together with the comparable schedule to each supplement hereto, includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder. Except as set forth on Schedule 1, the Pledged Shares represent all of the issued and outstanding Equity Interests of each class of Equity Interests in the issuer on the Closing Date.
     (b) Such Pledgor is the legal and beneficial owner of the Collateral pledged or assigned by such Pledgor hereunder free and clear of any Lien, except for the Liens permitted under each of the Credit Agreement and each Additional First Lien Agreement.
     (c) As of the Closing Date, the Pledged Shares pledged by such Pledgor hereunder on the Closing Date have been duly authorized and validly issued and, in the case of Pledged Shares issued by a corporation, are fully paid and non-assessable.
     (d) The execution and delivery by such Pledgor of this Pledge Agreement and the pledge of the Collateral pledged by such Pledgor hereunder pursuant hereto create a legal, valid and enforceable security interest in such Collateral and, upon delivery of such Collateral to the Collateral Agent in the State of New York, shall constitute a fully perfected Lien on and security interest in the Collateral, securing the payment of the First Lien Obligations (including the European Obligations, as applicable), in favor of the Collateral Agent for the benefit of the First Lien Secured Parties, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity.
     (e) Such Pledgor has full power, authority and legal right to pledge all the Collateral pledged by such Pledgor pursuant to this Pledge Agreement and this Pledge Agreement, constitutes a legal, valid and binding obligation of each Pledgor, enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity.

          6. Certification of Limited Liability Company, Limited Partnership Interests and Pledged Debt.
          (a) In the event that any Equity Interests in any Domestic Subsidiary that is organized as a limited liability company or limited partnership and pledged hereunder shall be represented by a certificate, the applicable Pledgor shall cause the issuer of such interests to elect to treat such interests as a “security” within the meaning of Article 8 of the Uniform Commercial Code of its jurisdiction of organization or formation, as applicable, by including in its organizational documents language substantially similar to the following and, accordingly, such interests shall be governed by Article 8 of the Uniform Commercial Code:
“The Partnership/Company hereby irrevocably elects that all membership interests in the Partnership/Company shall be securities governed by Article 8 of the Uniform Commercial Code of [jurisdiction of organization or formation, as applicable]. Each certificate evidencing partnership/membership interests in the Partnership/Company shall bear the following legend: “This certificate evidences an interest in [name of Partnership/LLC] and shall be a security for purposes of Article 8 of the Uniform Commercial Code.” No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.”
          (b) Each Pledgor will comply with Section 9.12(b) of the Credit Agreement and the equivalent provision of each Additional First Lien Agreement.
          7. Further Assurances. Each Pledgor agrees that at any time and from time to time, at the expense of such Pledgor, it will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Collateral Agent, the Applicable First Lien Representative, the Required Lenders or the required lenders or debtholders under any Additional First Lien Agreement may reasonably request, in order (x) to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby (including the priority thereof) or (y) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.
          8. Voting Rights; Dividends and Distributions; Etc.
          (a) So long as no Event of Default shall have occurred and be continuing:
     (i) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not prohibited by the terms of this Pledge Agreement, the other Credit Documents or any Additional First Lien Agreement.
     (ii) The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to each Pledgor all such proxies and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.
          (b) Subject to paragraph (c) below, each Pledgor shall be entitled to receive and retain and use, free and clear of the Lien of this Pledge Agreement, any and all dividends, distributions, principal and interest made or paid in respect of the Collateral to the extent permitted by each of the Credit Agreement and each Additional First Lien Agreement, as applicable; provided, however, that any and all noncash dividends, interest, principal or other distributions that would constitute Pledged Shares or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Shares or received in exchange for Pledged Shares or Pledged Debt or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be, and shall be forthwith delivered to the Collateral Agent to hold as, Collateral and shall, if received by such Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary indorsement).
          (c) Upon written notice to a Pledgor by the Collateral Agent following the occurrence and during the continuance of an Event of Default,
     (i) all rights of such Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 8(a)(i) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights during the continuance of such Event of Default; provided that, unless otherwise directed by (x) prior to the First Lien Intercreditor Effective Date, the Required Lenders and (y) on and after the First Lien Intercreditor Effective Date, the Applicable First Lien Representative, the Collateral Agent shall have the right from time to time following the occurrence and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived, each Pledgor will have the right to exercise the voting and consensual rights that such Pledgor would otherwise be entitled to exercise pursuant to the terms of Section 8(a)(i) (and the obligations of the Collateral Agent under Section 8(a)(ii) shall be reinstated);
     (ii) all rights of such Pledgor to receive the dividends, distributions and principal and interest payments that such Pledgor would otherwise be authorized to receive and retain pursuant to Section 8(b) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Collateral such dividends, distributions and principal and interest payments during the continuance of such Event of Default. After all Events of Default have been cured or waived, the Collateral Agent shall repay to each Pledgor (without interest) all dividends, distributions and principal and interest payments that such Pledgor would otherwise be permitted to receive, retain and use pursuant to the terms of Section 8(b);

     (iii) all dividends, distributions and principal and interest payments that are received by such Pledgor contrary to the provisions of Section 8(b) shall be received in trust for the benefit of the Collateral Agent shall be segregated from other property or funds of such Pledgor and shall forthwith be delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary indorsements); and
     (iv) in order to permit the Collateral Agent to receive all dividends, distributions and principal and interest payments to which it may be entitled under Section 8(b) above, to exercise the voting and other consensual rights that it may be entitled to exercise pursuant to Section 8(c)(i) above, and to receive all dividends, distributions and principal and interest payments that it may be entitled to under Sections 8(c)(ii) and (c)(iii) above, such Pledgor shall, if necessary, upon written notice from the Collateral Agent, from time to time execute and deliver to the Collateral Agent, appropriate proxies, dividend payment orders and other instruments as the Collateral Agent may reasonably request.
     9. Transfers and Other Liens; Additional Collateral; Etc. Each Pledgor shall:
     (a) not (i) except as permitted by the Credit Agreement and each Additional First Lien Agreement, sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral or (ii) create or suffer to exist any consensual Lien upon or with respect to any of the Collateral, except for the Liens under this Pledge Agreement and Liens permitted under the Credit Agreement and each Additional First Lien Agreement;
     (b) pledge and, if applicable, cause each Domestic Subsidiary to pledge, to the Collateral Agent for the benefit of the First Lien Secured Parties, immediately upon acquisition thereof, all the Equity Interests and all evidence of Indebtedness held or received by such Pledgor or Domestic Subsidiary required to be pledged hereunder pursuant to Section 9.12 of the Credit Agreement and/or the equivalent provision of each Additional First Lien Agreement, in each case pursuant to a supplement to this Pledge Agreement substantially in the form of Annex A hereto (it being understood that the execution and delivery of such a supplement shall not require the consent of any Pledgor hereunder and that the rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Pledgor as a party to this Pledge Agreement); and
     (c) defend its and the Collateral Agent’s title or interest in and to all the Collateral (and in the Proceeds thereof) against any and all Liens (other than the Liens permitted under each of the Credit Agreement and each Additional First Lien Agreement), however arising, and any and all Persons whomsoever.
          10. Collateral Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints, which appointment is irrevocable and coupled with an interest, the Collateral Agent as such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, to take any action and to execute any instrument, in each case after the occurrence and during the continuance of an Event of Default and with notice to such Pledgor, that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Pledge Agreement, including to receive, indorse and collect all instruments made payable to such Pledgor representing any dividend, distribution or principal or interest payment in respect of the Collateral or any part thereof and to give full discharge for the same.
          11. The Collateral Agent’s Duties. The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Shares, whether or not the Collateral Agent or any other First Lien Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property.
          12. Remedies. If any Event of Default shall have occurred and be continuing:
     (a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may with notice to the relevant Grantor, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent or any First Lien Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, and the Collateral Agent or such First Lien Secured Party may pay the purchase price by crediting the amount thereof against the First Lien Obligations; provided that, on and after the First Lien Intercreditor Effective Date, such rights shall be subject to the terms of the First Lien Intercreditor Agreement. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Pledgor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.
     (b) The Collateral Agent shall apply the Proceeds of any collection or sale of the Collateral in the manner specified in Section 11 of the Credit Agreement; provided that on and after the First Lien Intercreditor Effective Date, such proceeds shall be applied in the order specified in the First Lien Intercreditor Agreement. Upon any sale of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.
     (c) The Collateral Agent may exercise any and all rights and remedies of each Pledgor in respect of the Collateral.
     (d) All payments received by any Pledgor in respect of the Collateral after the occurrence and during the continuance of an Event of Default shall be received in trust for the benefit of the Collateral Agent shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary indorsement).
          13. Amendments, etc. with Respect to the First Lien Obligations; Waiver of Rights. Each Pledgor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Pledgor and without notice to or further assent by any Pledgor, (a) any demand for payment of any of the First Lien Obligations made by the Collateral Agent or any other First Lien Secured Party may be rescinded by such party and any of the First Lien Obligations continued, (b) the First Lien Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other First Lien Secured Party, (c) the Credit Agreement, the other Credit Documents, the Letters of Credit, any Additional First Lien Agreement and any other documents executed and delivered in connection therewith, the Secured Cash Management Agreements and Secured Hedge Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the applicable

Adminis trative Agent (or the Required Lenders, as the case may be, or, in the case of any Secured Cash Management Agreement and Secured Hedge Agreement, the Cash Management Bank or Hedge Bank party thereto or in the case of any Additional First Lien Agreement the trustee or administrative agent thereunder or the required lenders or debtholders thereunder) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other First Lien Secured Party for the payment of the First Lien Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other First Lien Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the First Lien Obligations or for this Pledge Agreement or any property subject thereto. When making any demand hereunder against any Pledgor, the Collateral Agent or any other First Lien Secured Party may, but shall be under no obligation to, make a similar demand on any Borrower or any Pledgor or any other person, and any failure by the Collateral Agent or any other First Lien Secured Party to make any such demand or to collect any payments from any Borrower or any Pledgor or any other person or any release of any Borrower or any Pledgor or any other person shall not relieve any Pledgor in respect of which a demand or collection is not made or any Pledgor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other First Lien Secured Party against any Pledgor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
          14. Continuing Security Interest; Assignments Under the Credit Agreement; Release.
          (a) This Pledge Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Pledgor and the successors and assigns thereof, and shall inure to the benefit of the Collateral Agent and the other First Lien Secured Parties and their respective successors, indorsees, transferees and assigns until all the First Lien Obligations (other than any contingent indemnity obligations not then due) under the Credit Documents and any Additional First Lien Agreements shall have been satisfied by payment in full (or all Letters of Credit Outstanding shall have been Cash Collateralized), the Commitments shall be terminated and no Letters of Credit shall be outstanding, notwithstanding that from time to time during the term of the Credit Agreement, any Secured Cash Management Agreement, Secured Hedge Agreement and any Additional First Lien Agreements the Credit Parties may be free from any First Lien Obligations.
          (b) Subject to the terms of the First Lien Intercreditor Agreement on and after the First Lien Intercreditor Effective Date, a Subsidiary Grantor shall automatically be released from its obligations hereunder (x) as it relates to the “Obligations” (as defined in the Credit Agreement), if it ceases to be a U.S. Guarantor in accordance with Section 14.1 of the Credit Agreement and (y) as it relates to the First Lien Obligations under any Additional First Lien Agreement, if it ceases to be a guarantor under such Additional First Lien Agreement pursuant to any applicable provision(s) of such Additional First Lien Agreement.
          (c) Subject to any applicable terms of the First Lien Intercreditor Agreement on and after the First Lien Intercreditor Effective Date, the Security Interest granted hereby in any Collateral shall be automatically released from the Liens of this Agreement (i) if (and to the extent) provided for in (A) Section 14.1 of the Credit Agreement and (B) any applicable provision of any Additional First Lien Agreement then in effect, (ii) upon the effectiveness of any written consent to the release of the security interest granted in such Collateral pursuant to Section 14.1 of the Credit Agreement and any applicable provision of any Additional First Lien Agreement then in effect and (iii) as otherwise may be provided in the First Lien Intercreditor Agreement. Any such release in connection with any sale, transfer or other disposition of such Collateral shall result in such Collateral being sold, transferred or disposed of, as applicable, free and clear of the Liens and Security Interest of this Pledge Agreement.
          (d) In connection with any termination or release pursuant to the foregoing paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Pledgor, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 14 shall be without recourse to or warranty by the Collateral Agent.
          15. Reinstatement. Each Pledgor further agrees that, if any payment made by any Credit Party or other Person and applied to the First Lien Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the Proceeds of Collateral are required to be returned by any First Lien Secured Party to such Credit Party, its estate, trustee, receiver or any other party, including any Pledgor, under any bankruptcy law, state, federal or foreign law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Pledgor in respect of the amount of such payment.
          16. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement (whether or not then in effect). All communications and notices hereunder to any Pledgor shall be given to it in care of the Company at the Company’s address set forth in Section 14.2 of the Credit Agreement (whether or not then in effect) and all notices to any holder of obligations under any Additional First Lien Agreements, at its address set forth in the Additional First Lien Secured Party Consent to the Security Agreement, as such address may be changed by written notice to the Collateral Agent and the Company.
          17. Counterparts. This Pledge Agreement may be executed by one or more of the parties to this Pledge Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
          18. Severability. Any provision of this Pledge Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          19. Integration. This Pledge Agreement together with the other Credit Documents and each Additional First Lien Agreement represents the agreement of each of the Pledgors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents and each Additional First Lien Agreement.
          20. Amendments in Writing; No Waiver; Cumulative Remedies.
          (a) None of the terms or provisions of this Pledge Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Pledgor and the Administrative Agent in accordance with Section 14.1 of the Credit Agreement and, after the First Lien Intercreditor Effective Date, by each other Authorized Representative to the extent required by (and in accordance with) the applicable Additional First Lien Agreement or as otherwise provided in the First Lien Intercreditor Agreement.
          (b) Neither the Collateral Agent nor any First Lien Secured Party shall by any act (except by a written instrument pursuant to Section 20(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other First Lien Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other First Lien Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other First Lien Secured Party would otherwise have on any future occasion.
          (c) The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
          21. Section Headings. The Section headings used in this Pledge Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
          22. Successors and Assigns. This Pledge Agreement shall be binding upon the successors and assigns of each Pledgor and shall inure to the benefit of the Collateral Agent and the other First Lien Secured Parties and their respective successors and assigns, except that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Pledge Agreement without the prior written consent of the Collateral Agent.
          23. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS PLEDGE AGREEMENT, ANY OTHER CREDIT DOCUMENT, ANY ADDITIONAL FIRST LIEN AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
          24. Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Pledge Agreement, the other Credit Documents and any Additional First Lien Agreement to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 16 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any First Lien Secured Party) to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 24 any special, exemplary, punitive or consequential damages.
          25. GOVERNING LAW. THIS PLEDGE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
           26. Subject to First Lien Intercreditor Agreement 27. Notwithstanding anything herein to the contrary, on and after the First Lien Intercreditor Effective Date (i) the liens and security interests granted to the Collateral Agent pursuant to this Agreement are expressly subject to the First Lien Intercreditor Agreement and (ii) the exercise of any right or remedy by the Collateral Agent hereunder is subject to the limitations and provisions of the First Lien Intercreditor Agreement. In the event of any conflict between the terms of the First Lien Intercreditor Agreement and the terms of this Agreement, the terms of the First Lien Intercreditor Agreement shall govern.
[Signature Pages Follow]

     IN WITNESS WHEREOF, each of the undersigned has caused this Amended and Restated Pledge Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

HCA INC., as Pledgor
By:	/s/ David G. Anderson
	Name:	David G. Anderson
	Title:	Senior Vice President, Finance and Treasurer

Each of the SUBSIDIARY PLEDGORS listed on Schedule A hereto
By:	/s/ John M. Franck II
	Name:	John M. Franck II
	Title:	Vice President and Asst. Secretary

[Signature Page to Amended and Restated Pledge Agreement]

BANK OF AMERICA, N.A., as Collateral Agent
By:	/s/ David H. Strickert
	Name:	David H. Strickert
	Title:	Senior Vice President

[Signature Page to Amended and Restated Pledge Agreement]

Schedule A
to the Amended and Restated Pledge Agreement

	By its	By its	By the General
	General	Sole	Partner of its
Subsidiary Pledgor	Partner	Member	Sole Member
American Medicorp Development Co.
Bay Hospital, Inc.
Brigham City Community Hospital, Inc.
Brookwood Medical Center of Gulfport, Inc.
Capital Division, Inc.
Centerpoint Medical Center of Independence, LLC
Central Florida Regional Hospital, Inc.
Central Shared Services, LLC
Central Tennessee Hospital Corporation
CHCA Bayshore, L.P.	*
CHCA Conroe, L.P.	*
CHCA Mainland, L.P.	*
CHCA West Houston, L.P.	*
CHCA Woman’s Hospital, L.P.	*
Chippenham & Johnston-Willis Hospitals, Inc.
CMS GP, LLC
Colorado Health Systems, Inc.
Columbia ASC Management, L.P.	*
Columbia Jacksonville Healthcare System, Inc.
Columbia LaGrange Hospital, Inc.
Columbia Medical Center of Arlington Subsidiary, L.P.	*
Columbia Medical Center of Denton Subsidiary, L.P.	*
Columbia Medical Center of Las Colinas, Inc.
Columbia Medical Center of Lewisville Subsidiary, L.P.	*
Columbia Medical Center of McKinney Subsidiary, L.P.	*
Columbia Medical Center of Plano Subsidiary, L.P.	*
Columbia North Hills Hospital Subsidiary, L.P.	*
Columbia Ogden Medical Center, Inc.
Columbia Parkersburg Healthcare System, LLC
Columbia Plaza Medical Center of Fort Worth Subsidiary, L.P.	*
Columbia Polk General Hospital, Inc.
Columbia Rio Grande Healthcare, L.P.	*
Columbia Riverside, Inc.
Columbia Valley Healthcare System, L.P.	*
Columbia/Alleghany Regional Hospital, Incorporated
Columbia/HCA John Randolph, Inc.
Columbine Psychiatric Center, Inc.
Columbus Cardiology, Inc.

	By its	By its	By the General
	General	Sole	Partner of its
Subsidiary Pledgor	Partner	Member	Sole Member
Conroe Hospital Corporation
Dallas/Ft. Worth Physician, LLC
Dauterive Hospital Corporation
Dublin Community Hospital, LLC
Eastern Idaho Health Services, Inc.
Edmond Regional Medical Center, LLC
Edward White Hospital, Inc.
El Paso Surgicenter, Inc.
Encino Hospital Corporation, Inc.
EP Health, LLC
Fairview Park GP, LLC
Fairview Park, Limited Partnership	*
Frankfort Hospital, Inc.
Galen Property, LLC
General Healthserv, LLC
Good Samaritan Hospital, L.P.	*
Goppert-Trinity Family Care, LLC
GPCH-GP, Inc.
Grand Strand Regional Medical Center, LLC
Green Oaks Hospital Subsidiary, L.P.	*
Greenview Hospital, Inc.
Hamilton Medical Center, Inc.
HCA — IT&S Field Operations, Inc.
HCA — IT&S Inventory Management, Inc.
HCA Central Group, Inc.
HCA Health Services of Florida, Inc.
HCA Health Services of Louisiana, Inc.
HCA Health Services of Oklahoma, Inc.
HCA Health Services of Tennessee, Inc.
HCA Health Services of Virginia, Inc.
HCA Management Services, L.P.	*
HCA Realty, Inc.
HD&S Corp. Successor, Inc.
Health Midwest Office Facilities Corporation
Health Midwest Ventures Group, Inc.
Healthtrust MOB, LLC		*
Hendersonville Hospital Corporation
Hospital Corporation of Tennessee
Hospital Corporation of Utah
Hospital Development Properties, Inc.
HSS Holdco, LLC
HSS Systems VA, LLC
HSS Systems, LLC
HSS Virginia, L.P.	*

	By its	By its	By the General
	General	Sole	Partner of its
Subsidiary Pledgor	Partner	Member	Sole Member
HTI Memorial Hospital Corporation
Integrated Regional Lab, LLC
Integrated Regional Laboratories, LLP	*
JFK Medical Center Limited Partnership	*
KPH-Consolidation, Inc.
Lakeland Medical Center, LLC
Lakeview Medical Center, LLC
Largo Medical Center, Inc.
Las Vegas Surgicare, Inc.
Lawnwood Medical Center, Inc.
Lewis-Gale Hospital, Incorporated
Lewis-Gale Medical Center, LLC
Lewis-Gale Physicians, LLC
Los Robles Regional Medical Center
Management Services Holdings, Inc.
Marietta Surgical Center, Inc.
Marion Community Hospital, Inc.
MCA Investment Company
Medical Centers of Oklahoma, LLC
Medical Office Buildings of Kansas, LLC
Memorial Healthcare Group, Inc.
Midwest Division — ACH, LLC
Midwest Division — LRHC, LLC
Midwest Division — LSH, LLC
Midwest Division — MCI, LLC
Midwest Division — MMC, LLC
Midwest Division — OPRMC, LLC
Midwest Division — PFC, LLC
Midwest Division — RBH, LLC
Midwest Division — RMC, LLC
Midwest Division — RPC, LLC
Midwest Holdings, Inc.
Montgomery Regional Hospital, Inc.
Mountain View Hospital, Inc.
Nashville Shared Services General Partnership	*
National Patient Account Services, Inc.
New Port Richey Hospital, Inc.
New Rose Holding Company, Inc.
North Florida Immediate Care Center, Inc.
North Florida Regional Medical Center, Inc.
Northern Utah Healthcare Corporation
Northern Virginia Community Hospital, LLC
Northlake Medical Center, LLC
Notami Hospitals of Louisiana, Inc.

	By its	By its	By the General
	General	Sole	Partner of its
Subsidiary Pledgor	Partner	Member	Sole Member
Notami Hospitals, LLC
Okaloosa Hospital, Inc.
Okeechobee Hospital, Inc.
Outpatient Cardiovascular Center of Central Florida, LLC
Palms West Hospital Limited Partnership	*
Palmyra Park Hospital, Inc.
Pasadena Bayshore Hospital, Inc.
Plantation General Hospital Limited Partnership	*
Pulaski Community Hospital, Inc.
Redmond Park Hospital, LLC
Redmond Physician Practice Company
Reston Hospital Center, LLC
Retreat Hospital, LLC
Rio Grande Regional Hospital, Inc.
Riverside Healthcare System, L.P.	*
Riverside Hospital, Inc.
Samaritan, LLC
San Jose Healthcare System, LP	*
San Jose Hospital, L.P.	*
San Jose Medical Center, LLC
San Jose, LLC
Sarasota Doctors Hospital, Inc.
SJMC, LLC
Southern Hills Medical Center, LLC
Spotsylvania Medical Center, Inc.
Spring Branch Medical Center, Inc.
Spring Hill Hospital, Inc.
St. Mark’s Lone Peak Hospital, Inc.
Sun City Hospital, Inc.
Sunrise Mountainview Hospital, Inc.
Surgicare of Brandon, Inc.
Surgicare of Florida, Inc.
Surgicare of Houston Women’s, Inc.
Surgicare of Manatee, Inc.
Surgicare of New Port Richey, Inc.
Surgicare of Palms West, LLC
Surgicare of Riverside, LLC
Tallahassee Medical Center, Inc.
TCMC Madison-Portland, Inc.
Terre Haute Hospital GP, Inc.
Terre Haute Hospital Holdings, Inc.
Terre Haute MOB, L.P.	*
Terre Haute Regional Hospital, L.P.	*
Timpanogos Regional Medical Services, Inc.

	By its	By its	By the General
	General	Sole	Partner of its
Subsidiary Pledgor	Partner	Member	Sole Member
Trident Medical Center, LLC
Utah Medco, LLC
VH Holdco, Inc.
VH Holdings, Inc.
Virginia Psychiatric Company, Inc.
W & C Hospital, Inc.
Walterboro Community Hospital, Inc.
Wesley Medical Center, LLC
West Florida Regional Medical Center, Inc.
West Valley Medical Center, Inc.
Western Plains Capital, Inc.
WHMC, Inc.
Woman’s Hospital of Texas, Incorporated
Women’s and Children’s Hospital, Inc.